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                                                                 EXHIBIT 99.1
                                                                 ------------


                             WAL-MART STORES, INC.
                         Bentonville, Arkansas  72716

Investor Relations Contacts:             (501) 273-8446  (Investor Relations)
                                         (501) 273-6445  (Jay Fitzsimmons)
                                         (501) 277-9558  (Steve Hunter)
Media Contact:                           (501) 273-4314  (Jay Allen)


                             FOR IMMEDIATE RELEASE


                        Wal-Mart Reports January Sales

Bentonville, Arkansas, February 3, 2000 - Wal-Mart Stores, Inc., reported net sales for the four-week period ending January 28, 2000, of $11,623,000,000, an increase of 22.8% from the $9,464,000,000 in the similar period in the prior year.

Net sales for the year ended January 31, 2000, were approximately
$164,846,000,000, an increase of 19.8% over the prior fiscal year.

Sam's Clubs sales for the four-week period were $1,593,000,000, down .5% from sales of $1,601,000,000 in the similar prior year period. Sam's sales were negatively impacted by one less day during the retail reporting period.

Club sales for the fiscal year were approximately $24,802,000,000, up 8.4% over the prior fiscal year.

Comparable sales for the periods were as follows:

                         4 Weeks                52 Weeks
                  This Year   Last Year   This Year   Last Year
                  ---------   ---------   ---------   ---------
Wal-Mart              5.7%       10.8%       7.9%        8.9%
Sam's Club           (1.9%)       8.7%       6.7%        9.3%
                  ---------------------------------------------
Total Company         4.1%       10.3%       7.7%        9.0%
                  =============================================

During the fourth quarter of fiscal 2000, the Company adopted changes in its method of accounting for membership revenue recognition. This change was made in response to the issuance of the Securities and Exchange Commission Staff Accounting Bulletin
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No 101 - Revenue Recognition in Financial Statements. The implementation of this change was accounted for as a change in accounting principle and applied cumulatively as if the change occurred at the beginning of this fiscal year and as if it was recorded in the first quarter. The effect of the change will be a one-time non-cash reduction to the Company's earnings of approximately $0.05 per share. Earnings per share will be reported both before and after the cumulative effect of the accounting change.

As of January 31, 2000, the Company had 1,797 Wal-Mart stores, 710 Supercenters, and 463 Sam's Clubs in the United States. Internationally, the Company operated units in Argentina (13), Brazil (14), Canada (166), China (6), Germany (95), Korea (5), Mexico (462), Puerto Rico (15), and United Kingdom (232). Wal-Mart employs more than 885,000 Associates in the U.S. and 255,000 internationally. Its securities are listed on the New York and Pacific stock exchanges.